Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Timothy A. Bonang, Vice President, Investor Relations, or

Carlynn Finn, Senior Manager, Investor Relations

(617) 796-8222

www.cwhreit.com

CommonWealth REIT Announces Redemption of 6.50% Senior Notes Due in 2013

Newton, MA (June 8, 2012): CommonWealth REIT (NYSE: CWH) today announced that it will redeem all of its outstanding 6.50% Senior Notes due 2013 at a redemption price equal to the principal amount of $190,980,000, plus accrued and unpaid interest to the date of redemption. This redemption is expected to occur on July 16, 2012. CWH expects to fund this redemption by using cash on hand and borrowing on its revolving credit facility.

Commonwealth REIT is a real estate investment trust, or REIT, which primarily owns office buildings located throughout the United States.  CWH is headquartered in Newton, Massachusetts.

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A Maryland Real Estate Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.  No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.